Exhibit 99

FOR IMMEDIATE RELEASE

WILLBROS EXPECTS OPERATING PROFIT IN SECOND QUARTER AND UPDATES STATUS OF OPERATIONS

HOUSTON, TX, JULY 22, 2013 — Willbros Group, Inc. (NYSE: WG) updated today its previously announced expectations for consolidated operating results from continuing operations of a $4.0 to $7.0 million operating loss for the second quarter 2013. Willbros now expects to generate an operating profit ranging from $3.0 million to $7.0 million from continuing operations on a consolidated basis in the second quarter 2013. The Company attributes the expected operating profit to better than anticipated performance in its Utility Transmission & Distribution segment complemented by modest improvement in its Oil & Gas segment. Expected results for the second quarter in both the Canada and Professional Services segments, as well as in the Oil & Gas regions business, remain as previously indicated.

The anticipated operating improvements in the Utility Transmission & Distribution segment are related to expanding margins as a result of storm restoration work in Texas and Oklahoma and successfully closing out two more of the CREZ projects, in addition to an early start on a new transmission construction project. As previously announced, the Oil & Gas segment results are expected to be negatively impacted by an operating loss in the regional business, but the pipeline construction and downstream turnaround businesses performed better than expected. The Canada segment is expected to generate an operating profit but with lower margins than in the first quarter due to the impact of normal spring break-up restrictions and unusually severe flooding conditions in the Fort McMurray area. The Professional Services segment continues to perform well, as expected, with new contracts contributing to second quarter results. The Company continues to expect revenue for the full year 2013 to be in the range of $1.9 billion to $2.1 billion.

The Company has also recently signed a non-binding Letter of Intent for the potential sale of its Hawkeye business to a highly interested potential buyer. The Hawkeye business was designated an asset held for sale in the fourth quarter 2012. Willbros continues to believe that a mutually agreeable disposition of the Hawkeye business can be completed in 2013. The LOI is non-binding and there is no assurance that the Company will be successful in signing a definitive agreement or that the sale of the business will be consummated.

Our expected operating results for the second quarter 2013 are preliminary estimates since we have not closed our books for the second quarter. In addition, our independent registered public accounting firm has not completed its review of our results for the second quarter. Our actual results for the second quarter may differ materially from these estimates due to the completion of our final closing procedures, final adjustments and other developments that may arise between now and the time our results for the second quarter are finalized.

1 of 2 CONTACT:
Michael W. Collier Vice President Investor Relations Willbros 713-403-8038	Connie Dever Director Investor Relations Willbros 713-403-8035

Willbros is a specialty energy infrastructure contractor serving the oil, gas, refining, petrochemical and power industries. Our offerings include engineering, procurement and construction (either individually or as an integrated EPC service offering), turnarounds, maintenance, facilities development and operations services. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including the Company’s inability to complete its anticipated refinancing of debt or to complete such refinancing on satisfactory terms; new legislation or regulations detrimental to the economic operation of refining capacity in the United States; the identification of one or more other issues that require restatement of one or more prior period financial statements; contract and billing disputes; the consequences the Company may encounter if it is unable to make payments required of it pursuant to its settlement agreement of the West African Gas Pipeline Company Limited lawsuit; the existence of material weaknesses in internal control over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s existing loan agreements; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; poor refinery crack spreads; delay of planned refinery outages and upgrades and development trends of the oil, gas, power, refining and petrochemical industries; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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2 of 2 CONTACT:
Michael W. Collier Vice President Investor Relations Willbros 713-403-8038	Connie Dever Director Investor Relations Willbros 713-403-8035